Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports First Quarter 2020 Results

First Quarter 2020 Highlights
(All results reflect comparisons to prior-year period and Fairbanks Morse as a discontinued operation unless otherwise noted)

•	Sales decreased 6.7% to $282.7 million

•	Segment profit increased 7.8% to $29.1 million

•	Income from continuing operations attributable to EnPro Industries, Inc. increased 29.5% to $10.1 million

•	Adjusted EBITDA increased 19.4% to $40.6 million

•	Diluted earnings per share attributable to EnPro Industries, Inc. continuing operations increased 32.4% to $0.49

•	Adjusted diluted earnings per share increased 37.8% to $0.62

•	The divestiture of Fairbanks Morse closed on January 21, 2020

•	Withdrawing 2020 guidance due to macroeconomic uncertainty surrounding the COVID-19 pandemic

CHARLOTTE, N.C., May 5, 2020 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month period ended March 31, 2020.

“At EnPro, our number one priority of protecting the health and safety of our 5,000+ global employees and their families, as well as of our communities, customers, and suppliers, remains unchanged. While I am very pleased with our results for the quarter, I am even more proud of our colleagues who continue to live out our core values of Safety, Excellence, and Respect during these rapidly changing times. Our teams have taken the necessary steps to keep our people and facilities safe while maintaining operations to provide a high level of service to our customers during this challenging time. I am happy to report that, as of today, 100% of our primary manufacturing facilities are currently operating and we have not experienced significant supply chain disruptions thanks to the tireless efforts of our supply chain team,” said Marvin Riley, Chief Executive Officer.

“The closing of the divestiture of Fairbanks Morse on January 21st strengthened our balance sheet. The proceeds from that transaction and availability under our revolving credit facility provide ample liquidity and capital resources to weather the evolving economic crisis. We are confident that we will emerge from this unprecedented period with the financial flexibility to take advantage of opportunities that will likely arise. We are committed to maintaining our strong balance sheet and leveraging the EnPro Operating System for cost savings and continuous improvement,” added Mr. Riley.

“During the quarter, our end markets saw varied demand changes as a result of the economic impacts of the COVID-19 pandemic. Consolidated adjusted EBITDA margin increased approximately 320 basis points to 14.4% compared to a year ago, despite challenging demand conditions within heavy-duty truck, general industrial, automotive, and petrochemical markets,” added Mr. Riley.

Strategy and Key Developments
“The divestiture of Fairbanks Morse was a further step in the implementation of our long-term strategy. While our strategy remains unchanged, we are currently prioritizing efforts that are focused on weathering this storm and emerging as a stronger company. As we have more clarity on the severity and duration of the current crisis, we will shift our priorities back to our long-term strategy of reshaping our portfolio towards businesses with compelling margins, leading technology, and high cash flow return on investment in markets with favorable secular tailwinds; maintaining a balanced approach to capital allocation; increasing aftermarket exposure and recurring revenue opportunities; and leveraging the EnPro Operating System for continuous improvement to increase margins and cash flow return on investment,” said Mr. Riley.

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarter Ended March 31,
	2020	2019	Change
Net sales	$282.7	$303.0	(6.7)%
Segment Profit	$29.1	$27.0	7.8%
Segment Margin	10.3%	8.9%
Income from Continuing Operations Attributable to EnPro Industries, Inc.	$10.1	$7.8	29.5%
Income from Discontinued Operations, Net of Taxes	$208.6	$5.3	nm
Net Income	$218.7	$13.1	nm
Diluted Earnings Per Share Attributable to EnPro Industries, Inc. Continuing Operations	$0.49	$0.37	32.4%
Adjusted Net Income[1]	$12.9	$9.3	38.7%
Adjusted Diluted Earnings Per Share[1]	$0.62	$0.45	37.8%
Adjusted EBITDA[1]	$40.6	$34.0	19.4%
Adjusted EBITDA Margin[1]	14.4%	11.2%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

First Quarter 2020 Consolidated Results
During the first quarter, sales decreased 6.7% compared to the same period of 2019. Growth in the semiconductor and food and pharma markets, including the contribution from the businesses acquired in 2019, was more than offset by weakness in the heavy-duty truck, general industrial, automotive, and petrochemical markets. Excluding the impact of foreign exchange translation and sales from acquired and divested businesses, organic sales for the quarter declined 7.1% compared to the first quarter of 2019.

Segment profit in the first quarter increased 7.8% year-over-year driven primarily by acquisitions and improved results in the heavy-duty truck business resulting from cost reductions and the exit from the brake shoe operation in September 2019. Excluding the impact of acquisition-related costs, foreign exchange translation, acquisitions and divestitures, and restructuring charges, total segment profit increased 6.1% compared to the first quarter of last year.

Income from continuing operations attributable to EnPro Industries, Inc. in the first quarter was $10.1 million, an increase of 29.5% compared to the prior year period. Adjusted net income for the first quarter increased 38.7% compared to the prior year period to $12.9 million. This resulted in a diluted earnings per share attributable to EnPro Industries, Inc. continuing operations increase of 32.4% versus the prior year period to $0.49 and an adjusted diluted earnings per share increase of 37.8% versus the prior year period to $0.62.

First Quarter 2020 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Products
Includes Garlock, Technetics Group and Stemco businesses

	Quarter Ended March 31,
(Amounts in millions except percentages)	2020	2019	Change
Sales	$216.1	$224.5	(3.7)%
Segment Profit	$25.7	$20.8	23.6%
Segment Margin	11.9%	9.3%
Adjusted Segment EBITDA[1]	$41.3	$33.7	22.6%
Adjusted Segment EBITDA[1] Margin	19.1%	15.0%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

•
Sales decreased 3.7% in the first quarter versus the prior-year period due to decreased demand in the heavy-duty truck and petrochemical markets, despite growth in food and pharma, general industrial, and semiconductor markets, including the impacts of the company’s acquisitions of LeanTeq and The Aseptic Group in 2019. Sales were also impacted by unfavorable foreign exchange translation, the company’s ceasing operations of three underperforming product lines during the fourth quarter of 2019, and the company’s divestiture of its brake shoe business in the third quarter of 2019. Excluding the impact of foreign exchange translation and acquisitions and divestitures, first quarter sales decreased 4.8% versus the prior-year period.

•
Segment profit increased 23.6% in the first quarter versus the prior-year period, due primarily to acquisitions as well as improvements in the heavy-duty truck business driven by cost reductions and the sale of the brake shoe operation. Excluding the impact of restructuring costs, acquisition-related costs, acquisitions and divestitures, and unfavorable foreign exchange translation, segment profit increased 16.8% compared to the prior-year period.

Engineered Products
Includes GGB and CPI businesses

	Quarter Ended March 31,
(Amounts in millions except percentages)	2020	2019	Change
Sales	$67.9	$79.5	(14.6)%
Segment Profit	$3.4	$6.2	(45.2)%
Segment Margin	5.0%	7.8%
Adjusted Segment EBITDA[1]	$7.8	$10.4	(25.0)%
Adjusted Segment EBITDA[1] Margin	11.5%	13.1%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

•
Sales decreased 14.6% in the first quarter versus the prior-year period primarily due to weakness in the automotive, general industrial, and petrochemical markets. Excluding the impact of foreign exchange translation, sales decreased 12.6% compared to the prior-year period.

•
Segment profit decreased 45.2% in the first quarter versus the prior-year period primarily driven by a decline in sales volume, partially offset by cost-reduction initiatives implemented in response to market challenges. Excluding the impact of restructuring costs and unfavorable foreign exchange translation, segment profit decreased 29.4% compared to the prior-year period.

Balance Sheet and Capital Allocation
The company has a strong balance sheet and has taken steps as part of the COVID-19 response to enhance that position and preserve cash. As of March 31, 2020, cash on hand was $391 million, and the company has full availability of its $400 million revolving credit facility, less $13 million in outstanding letters of credit. The company’s Net Debt to Adjusted EBITDA ratio declined from 3.0x at December 31, 2019 to 0.6x as of March 31, 2020, the latter of which includes the cash proceeds from the sale of Fairbanks Morse.

Prior to suspending its share repurchase program in response to COVID-19, the company had repurchased 116,971 shares at a cost of $5.3 million during the quarter, leaving approximately $30 million remaining of the current $50 million repurchase authorization. The company’s dividend policy remains unchanged, and during the first quarter, the company paid a $0.26 per share quarterly dividend with a total value of $5.5 million.

Current Economic Conditions
“Towards the end of the first quarter, we experienced declining demand in many of our core markets. These challenging conditions have continued to date, and we are experiencing reduced order levels compared to the first quarter of this year. Given this slowdown in orders, the evolving macroeconomic climate, and the uncertainty surrounding the COVID-19 pandemic, we have withdrawn our 2020 adjusted EBITDA and adjusted diluted EPS guidance that was issued on February 25, 2020. In addition, in light of the continuing level of uncertainty as to the duration of the COVID-19 pandemic and the timing and pace of economic recovery once the pandemic ultimately abates, we are suspending our quarterly practice of providing updated guidance,” said Mr. Riley.

Conference Call and Webcast Information
EnPro will hold a conference call today, May 5, at 8:30 a.m. Eastern Time to discuss first quarter 2020 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13698178. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, and adjusted EBITDA margin, as well as segment adjusted EBITDA and segment adjusted EBITDA margin. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are attached to the release. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: impacts from the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19, including impacts on the company’s operations, and the operations and businesses of its customers and vendors, including whether the company’s operations and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the company’s operations to be halted for some period of time; uncertainty with respect to the duration and severity of these impacts from the COVID-19 pandemic, including impacts on the general economy and the markets served by the company’s customers; other economic conditions in the markets served by EnPro’s businesses and those of its customers, some of which are cyclical and experience periodic downturns and disruptions, such as the recent disruptions in the pricing of oil and gas; prices and availability of its raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; the impact of the acquisition of LeanTeq on its existing customer relationships; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations and the discontinued operations of its predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. EnPro’s filings with the Securities and Exchange Commission, including its most recent Form 10¬K, describe these and other risks and uncertainties in more detail. EnPro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a niche provider of precision components, solutions, and services with a well-diversified customer base. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2020 and 2019
(Stated in Millions of Dollars, Except Per Share Data)

	2020	2019
Net sales	$282.7	$303.0
Cost of sales	187.4	203.5
Gross profit	95.3	99.5
Operating expenses:
Selling, general and administrative	73.2	81.5
Other	1.6	1.4
Total operating expenses	74.8	82.9
Operating income	20.5	16.6
Interest expense	(4.7)	(5.2)
Interest income	0.7	0.7
Other income (expense)	1.4	(1.5)
Income from continuing operations before income taxes	17.9	10.6
Income tax expense	(7.7)	(2.8)
Income from continuing operations	10.2	7.8
Less: income attributable to redeemable non-controlling interest, net of taxes	0.1	—
Income from continuing operations attributable to EnPro Industries, Inc.	10.1	7.8
Income from discontinued operations, net of taxes	208.6	5.3
Net income attributable to EnPro Industries, Inc.	$218.7	$13.1
Basic earnings per share attributable to EnPro Industries, Inc.:
Continuing operations	$0.49	$0.37
Discontinued operations	10.13	0.26
Basic earnings per share	$10.62	$0.63
Average common shares outstanding (millions)	20.6	20.8
Diluted earnings per share attributable to EnPro Industries, Inc.:
Continuing operations	$0.49	$0.37
Discontinued operations	10.10	0.26
Diluted earnings per share	$10.59	$0.63
Average common shares outstanding (millions)	20.6	20.9

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2020 and 2019
(Stated in Millions of Dollars)

	2020	2019
Operating activities of continuing operations
Net income	$218.7	$13.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations, net of taxes	(208.6)	(5.3)
Depreciation	7.5	7.4
Amortization	9.7	8.2
Deferred income taxes	(0.6)	(1.7)
Stock-based compensation	1.3	1.7
Other non-cash adjustments	1.2	1.5
Change in assets and liabilities, net of effects of acquisition and divestitures of businesses:
Accounts receivable, net	(27.3)	(16.6)
Inventories	0.7	(10.7)
Accounts payable	0.2	(7.6)
Other current assets and liabilities	(5.7)	9.6
Other non-current assets and liabilities	3.2	(0.9)
Net cash provided by (used in) operating activities of continuing operations	0.3	(1.3)
Investing activities of continuing operations
Purchases of property, plant and equipment	(5.2)	(4.1)
Proceeds from sale of businesses	441.3	—
Other	(2.0)	(0.1)
Net cash provided by (used in) investing activities of continuing operations	434.1	(4.2)
Financing activities of continuing operations
Proceeds from debt	24.9	120.8
Repayments of debt	(159.3)	(111.6)
Repurchase of common stock	(5.3)	(2.0)
Dividends paid	(5.5)	(5.4)
Other	(1.3)	(3.4)
Net cash used in financing activities of continuing operations	(146.5)	(1.6)
Cash flows of discontinued operations
Operating cash flows	(6.2)	11.2
Investing cash flows	—	(6.2)
Net cash provided by (used in) discontinued operations	(6.2)	5.0
Effect of exchange rate changes on cash and cash equivalents	(11.9)	3.4
Net increase in cash and cash equivalents	269.8	1.3
Cash and cash equivalents at beginning of period	121.2	129.6
Cash and cash equivalents at end of period	$391.0	$130.9
Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest, net	$(2.3)	$(1.6)
Income taxes, net	$2.6	$(12.5)

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2020 and December 31, 2019
(Stated in Millions of Dollars)

	March 31,	December 31,
	2020	2019
Current assets:
Cash and cash equivalents	$391.0	$121.2
Accounts receivable	187.1	160.8
Inventories	153.4	157.1
Other current assets	50.2	56.3
Current assets held for sale	—	254.1
Total current assets	781.7	749.5
Property, plant and equipment	208.9	218.8
Goodwill	474.6	485.3
Other intangible assets	448.4	466.9
Other assets	128.0	114.6
Total assets	$2,041.6	$2,035.1
Current liabilities:
Current maturities of long-term debt	$3.9	$4.1
Accounts payable	79.7	82.7
Accrued expenses	109.3	123.8
Income tax payable	88.4	13.5
Current liabilities held for sale	—	89.5
Total current liabilities	281.3	313.6
Long-term debt	491.1	625.2
Deferred taxes and non-current income taxes payable	67.1	74.6
Other liabilities	101.2	106.8
Total liabilities	940.7	1,120.2
Redeemable non-controlling interest	29.0	28.0
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	286.3	292.1
Retained earnings	845.5	632.2
Accumulated other comprehensive loss	(58.9)	(36.4)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders' equity	1,071.9	886.9
Total liabilities and equity	$2,041.6	$2,035.1

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2020 and 2019
(Stated in Millions of Dollars)

Sales
	2020	2019
Sealing Products	$216.1	$224.5
Engineered Products	67.9	79.5
	284.0	304.0
Less intersegment sales	(1.3)	(1.0)
	$282.7	$303.0

Segment Profit
	2020	2019
Sealing Products	$25.7	$20.8
Engineered Products	3.4	6.2
	$29.1	$27.0

Segment Margin
	2020	2019
Sealing Products	11.9%	9.3%
Engineered Products	5.0%	7.8%
	10.3%	8.9%

Reconciliation of Segment Profit to Income from Continuing Operations
	2020	2019
Segment profit	$29.1	$27.0
Corporate expenses	(8.5)	(9.6)
Interest expense, net	(4.0)	(4.5)
Other income (expense), net	1.3	(2.3)
Income from continuing operations before income taxes	17.9	10.6
Income tax expense	(7.7)	(2.8)
Income from continuing operations	$10.2	$7.8

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc. and Adjusted Diluted Earnings Per Share (Unaudited)

For the Three Months Ended March 31, 2020 and 2019
(Stated in Millions of Dollars, Except Per Share Data)

	2020				2019
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Income from continuing operations attributable to EnPro Industries, Inc.	$10.1	20.6	$0.49		$7.8	20.9	$0.37
Income from redeemable non-controlling interest, net of taxes	(0.1)				—
Income tax expense	(7.7)				(2.8)
Income from continuing operations before income taxes	17.9				10.6
Adjustments:
Restructuring and impairment costs	1.4				1.3
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.4				0.9
Net gain on sale of businesses	(1.1)				—
Acquisition and divestiture expenses	0.9				0.5
Pension expense (income) (non-service cost)	(0.7)				0.6
Non-controlling interest compensation allocation***	0.5				—
Other	0.1				—
Adjusted income from continuing operations before income taxes	19.4				13.9
Adjusted income tax expense	(6.4)				(4.6)
Income from redeemable non-controlling interest, net of taxes	(0.1)				—
Adjusted net income from continuing operations attributable to EnPro Industries, Inc.	$12.9	20.6	$0.62	**	$9.3	20.9	$0.45	**

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations attributable to EnPro Industries, Inc. and diluted earnings per share attributable to EnPro Industries, Inc., including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The environmental reserve adjustments and other costs associated with previously disposed businesses, net gain on sale of business, and pension expense (settlement and other non-service cost) are included as part of other income (expense). The non-controlling interest compensation allocation, acquisition and divestiture expenses, and other costs are included in selling, general, and administrative and other operating expenses. Restructuring and impairment costs are included as part of other operating expense and cost of sales.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 33.0% for continuing operations. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
** Adjusted diluted earnings per share.
***Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq that is subject to reduction for certain types of employment terminations of the LeanTeq sellers and is directly related to the terms of the acquisition of LeanTeq. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Three Months Ended March 31, 2020 and 2019
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2020
	Sealing	Engineered	Total
	Products	Products	Segments
Segment profit	$25.7	$3.4	$29.1
Acquisition and divestiture expenses	0.9	—	0.9
Non-controlling interest compensation allocation*	0.5	—	0.5
Restructuring and impairment costs	0.2	1.2	1.4
Depreciation and amortization expense	14.0	3.2	17.2
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$41.3	$7.8	$49.1
Adjusted segment EBITDA margin	19.1%	11.5%	17.4%

	Three Months Ended March 31, 2019
	Sealing	Engineered	Total
	Products	Products	Segments
Segment profit	$20.8	$6.2	$27.0
Acquisition expenses	0.2	0.3	0.5
Restructuring costs	0.7	0.3	1.0
Depreciation and amortization expense	12.0	3.6	15.6
Adjusted segment EBITDA	$33.7	$10.4	$44.1
Adjusted segment EBITDA margin	15.0%	13.1%	14.6%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

*Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq being subject to reduction for certain types of employment terminations of the LeanTeq sellers. This expense is recorded in selling, general, and administration expenses on our Consolidated Statement of Operations and is directly related to the terms of the acquisition of LeanTeq. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

EnPro Industries, Inc.

Reconciliation of Net Income Attributable to EnPro Industries, Inc. to Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2020 and 2019
(Stated in Millions of Dollars)

	2020	2019
Net income attributable to EnPro Industries, Inc.	$218.7	$13.1
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Income from discontinued operations, net of taxes	(208.6)	(5.3)
Income from redeemable non-controlling interest, net of taxes	0.1	—
Interest expense, net	4.0	4.5
Income tax expense	7.7	2.8
Depreciation and amortization expense	17.2	15.6
EBITDA	39.1	30.7
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Adjusted EBITDA):
Restructuring and impairment costs	1.4	1.3
Environmental reserve adjustment and other costs associated with previously disposed businesses	0.4	0.9
Net gain on sale of businesses	(1.1)	—
Acquisition and divestiture expenses	0.9	0.5
Pension expense (income) (non-service cost)	(0.7)	0.6
Non-controlling interest compensation allocation**	0.5	—
Other	0.1	—
Adjusted EBITDA	$40.6	$34.0

* Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026.

**Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisition of LeanTeq being subject to reduction for certain types of employment terminations of the LeanTeq sellers. This expense is recorded in selling, general, and administration expenses on our Consolidated Statement of Operations and is directly related to the terms of the acquisition of LeanTeq. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisition unless certain employment terminations have occurred.

Supplemental disclosure: For the three months ended March 31, 2020, approximately 64% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.